CODE OF ETHICS

A.       BACKGROUND AND SCOPE

StonePine Asset Management Inc. (the "Firm" or "StonePine") has adopted this Code of Ethics (the "Code"), which sets forth the Firm's Standards of Business Conduct, Insider Trading Policy, Personal Securities Transaction Policy, External Activities Policy, and Gifts and Entertainment Policy. The Code is premised on the principle that StonePine Asset Management Inc. owes a fiduciary duty to its Clients and is designed to comply with Section 204A and Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act. The definitions for all defined terms in this Code are provided in the Definitions Section at the end of the Code.

1. Material Changes

In the event of a material change to the Code, the CCO shall inform each Affiliated Mutual Fund's Chief Compliance Officer of such change and ensure that the change is approved by each Affiliated Mutual Fund's board of directors no later than six months after the change is adopted. In addition, annually, the CCO will provide to each Affiliated Mutual Fund's board of directors a written report that: (1) describes any issues arising under the Code since the last report to the Affiliated Mutual Fund's board of directors, including information about material violations of the Code and any sanctions imposed in response to the material violations; and (2) certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.       STANDARDS OF BUSINESS CONDUCT

The Code sets forth standards of business conduct that the Firm requires of its Employees relating to the fiduciary obligations of the Firm and its Employees. The Firm demands the highest standards of ethical conduct and care by all of its Employees. The Firm's reputation is one of its most important assets. Maintaining the trust and confidence of clients is a vital responsibility.

The Code incorporates the following general principles that all Employees are expected to uphold:

•	All Employees must, at all times, comply with all applicable federal and state securities laws and regulations, as well as the Firm's Compliance Manual (the "Manual") and Code.

•	All Employees must act with integrity and in an ethical manner when dealing with the public, current and prospective clients and investors, and fellow Employees.

•	All Employees must adhere to the highest standards with respect to any potential conflicts of interest with clients and/or investors — simply stated, no Employee should ever enjoy a benefit at the detriment of any client or investor.

•	All Employees must cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his/her respective duties under the Manual and the Code and (ii) the Firm to comply with the federal securities laws to which it is subject.

•	All Employees must maintain the confidentiality of information concerning the identity of securities owned and traded by clients and financial circumstances of our clients, as well as any other confidential and protected information.

•	All Employees must notify the CCO promptly in the event that the Employee may have failed to comply with (or becomes aware of another person's failure to comply with) the policies and procedures set forth in the Firm's Manual or Code.

Employees are expected to read and understand the Manual, including the Code, and are required to acknowledge receipt and review of the Manual within 10 days of employment and annually thereafter.

C. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all Employees to comply with applicable federal securities laws. Without limiting the generality of the foregoing, no Employee shall:

•	Defraud a client in any manner

•	Mislead a client, including by making a statement that omits material facts

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client

•	Engage in any manipulative practice with respect to a client

•	Engage in any manipulative practice with respect to securities, including price manipulation

•	Engage in any other act or omission that would constitute a violation of any applicable federal securities law

D. INSIDER TRADING POLICY

Insider trading is broadly defined as trading in a security while in possession of material non-public information in breach of a duty of trust and confidence or other similar duty. Insider trading laws in the United States, Canada and UK also prohibit trading of information by a third-party who obtained material non-public information from an insider in breach of a duty owed by the insider to the issuer or some other source of the information. A gift of material non-public information to the third-party from the insider may be enough to find that the insider breached his/her duty for an improper purpose.

As an investment adviser, the Firm is obligated under Section 204A of the Advisers Act to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material non-public information by any persons associated with the Firm. This section of the Code describes the Firm's written policies and procedures designed to prevent insider trading and the misuse of material non- public information. If, at any time, you have questions or concerns about this Code, you should consult the Firm's CCO.

1.	Scope of the Policy

The Firm prohibits employees, principals and other associates of the Firm from misusing material nonpublic information, including but not limited by engaging in insider trading or improperly disseminating material non-public information to third-parties not associated with the adviser. Such conduct is detrimental to the Firm's business and violates the law.

The following is a non-exhaustive list of the categories of conduct that constitute misuse of material nonpublic information. Any conduct that may fall under these categories violates this Code and the law:

•	Trading by an insider while in possession of material non-public information in violation of a duty owed to the issuer or the source of the information;

•	Trading by a tippee, who received material non-public information from an insider in violation of the insider's duty to the issuer or source of information; or

•	The unauthorized disclosure of material non-public information to third-parties, including family and friends who are not associated with the adviser.

2.	To Whom Does this Policy Apply?

This policy covers all Employees as well as any family member accounts, trusts, partnerships or corporate entities over which the employee has direct or indirect control. It also applies to transactions engaged in by corporations in which the employee is a 10% or greater stockholder.

3.	What is "Material Non-Public Information"?

Determining whether information is "material non-public information" is a fact intensive inquiry, and you should always consult the Compliance Department when confronted with the possibility that you may have come in contact with material non-public information, even if your exposure to such information was inadvertent.

a.       Non-Public Information

Information is considered "non-public" when it is not generally available to the public, and the owner would not make it available in response to a request for that information.

b.       Materiality

Generally, "material information" in the insider trading context is defined as information that may be considered important, or cause one to pause, in making an investment decision. The following types of information generally may be regarded as "material":

•	Dividend or earnings announcements

•	Write-downs or write-offs of substantial assets

•	Significant additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture or acquisition announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government allegations and indictments

•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including, but not limited to, equity, debt, commercial paper, government securities and options.

4.	At What Point Might Information No Longer Be Considered Non-Public?

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as material non-public information. However, the distribution of material non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

5.	Disclosing Material Non-Public Information to Third-Parties

The Firm prohibits the disclosure of material non-public information to third parties, including friends and family, without the authorization of the CCO. Because of the significant civil and criminal penalties that might attach for violations of the insider trading laws, and because we want to avoid the appearance of any improprieties, all employees must notify the CCO when they come in contact with information that might be considered material and non-public.

6.	Rumors

Rumors do not necessarily constitute public information. If the so-called "rumor" is reported in the financial press or available in a Google or other web search, then you might consider it public.

However, if it is not disseminated in a manner that constitutes "public" information as described above there is the risk that the information is non-public and, if it is both material and was disclosed to the recipient, directly or indirectly, through the breach of a duty, then it is likely that the rumor is material non-public information. One acceptable way to determine whether a "rumor" is publicly available would be to do a web search on it or to call the issuer's public relations officer and inquire as to whether the company has publicly confirmed or denied the rumor. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumor because a confirmation or a denial of the rumor could, in itself, constitute non-public information. However, you should contact the Compliance Department prior to conducting any research.

7.	Relationships with Clients or Investors

Given the Firm's standing in the investment community, it may retain executives of public companies and other well-connected individuals as clients. While the Firm may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers must be aware that the relationship could incentivize those individuals to divulge additional information (including material non-public information) or may lead to accidental disclosure of such information, in such situations, you should contact the Firm's CCO immediately.

8.	Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the misuse of material non-public information, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found liable of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

9.	Procedures for the Possession of Material Non-Public Information:

If an Employee has questions as to whether they are in possession of material non-public information, they must inform the CCO as soon as possible. From this point, the Employee, CCO and other parties (as needed) will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated. In addition, the CCO may add the issuer and/or underlying public security to the Firm's Restricted List. The Firm's Restricted List is described in additional detail in the Personal Securities Transactions Policy of the Code.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Employees:

•	Shall immediately report the potential receipt of material non-public information to the CCO.

•	Shall not trade the securities of any company in which they possess material non-public information about the company.

•	Shall not trade in any synthetic instruments that give the Firm's clients exposure to the securities of any company in which they possess material non-public information about the company.

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material Non-Public Information about the company.

•	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

•	Shall not discuss any potentially material non-public information with colleagues or third-parties, except as specifically required by their position and instructed by the CCO.

Upon the termination of employment for any reason, Employees must promptly turn over to the Firm all documents and other materials, in whatever form maintained (e.g., hard copy files, electronic files, portable storage drive, etc.), containing, reflecting, or otherwise relating in any way to, material non-public information. These prohibitions regarding the trading on, and disclosure of, material non-public information extend even beyond an employee's termination.

E. PERSONAL SECURITIES TRANSACTIONS AND REPORTING POLICY

1.	Purpose of The Policy

StonePine has established a clear policy regarding personal trading to ensure that the interests of its clients, whether their assets are managed directly or through Funds, always come first when a member of StonePine, a related person or any other person subject to this Policy wishes to conduct personal trades.

2.	Responsibilities Towards Clients

As Employees, officers and directors of StonePine, you need to put the interest of clients first, before your own personal interest. You may not use your position, knowledge or relationship with clients or engage in activities that are not in the best interest of the clients.

Moreover, an Access Person needs to comply with these specific guidelines, which apply to personal trading. Trading transactions for clients are always prioritized over personal trading transactions. When making personal investment decisions, an Access Person must exercise extreme care to ensure that this Policy is not violated. StonePine wants to promote the highest ethical standards and ensure compliance with applicable laws.

3.	Who is an Access Person?

An Access Person as defined in Definitions section includes all StonePine Employees.

4.	The Policy Applies to Transactions in which Type of Accounts?

The Policy applies to transactions in the following types of accounts, the "Reportable Accounts":

a.	accounts held in your name (solely or jointly) and include registered accounts

b.	accounts for which you can exercise, directly or indirectly, investment or voting influence or control. It would include, for example, accounts for which you have a trading authorization or a power of attorney. It would also include accounts for which you act as a trustee, executor, custodian, guardian or any other fiduciary capacity; and

c.	accounts for which you have a direct or indirect "Beneficial Interest".

"Beneficial Interest" refers to being in a position to receive benefits equivalent to ownership benefits or having the ability to gain ownership immediately or at some future time.

You have a Beneficial Interest in accounts:

a.	registered in your name;

b.	held by a spouse or (common-law) partner, child or stepchild, or other family member living in the same household;

c.	held by a corporation, partnership or other entity in which you participate in the investment or voting decisions;

d.	held in trust for you or those listed above, except if:

i.	the trustee is someone other than your spouse or (common-law) partner or other family member living in the same household, and

ii.	you are not able to, directly or indirectly, exercise investment or voting control over the account;

e.	held by an investment club, of which you or those listed above participate in the investment or voting decisions.

These examples are not exhaustive of all possible situations in which you may have a Beneficial Interest in accounts. If you are uncertain of the existence of a Beneficial Interest contact the CCO.

You may provide this policy to any of the individuals subject to the requirements of the Policy.

5.	Exempt Accounts

The following accounts must be disclosed to the Compliance Department but the securities held in such accounts are exempt from the pre-clearance and ongoing reporting procedures:

a. Accounts managed on a discretionary basis by a duly registered adviser.

i.	Trades made in these accounts, registered or not, are not subject to the Policy as long as an investment management agreement has been executed with StonePine, a related entity of StonePine, or another registered investment adviser;

ii.	If the registered adviser who is assigned to the discretionary account receives specific instructions regarding trades in securities (including a Fund), such a trade would not be deemed to be within the scope of the fully discretionary mandate the Account Manager has in place with their client. The Account Manager would have to request that the Access Person or client obtain an approval prior to proceeding with the trade;

iii.	An Access Person may not act as Account Manager on their own behalf or on behalf of an account for which they have a Beneficial Interest. An independent Account Manager shall be assigned to the account;

iv.	To ensure that the spirit of the Policy is respected, if an Access Person has a discretionary account whereby their investment policy statement uniquely allows for investments in a single Fund, then all trades shall be preapproved unless it is in the form of a pre-authorized chequing plan or of an automatic withdrawal deposit plan; and

v.	The Access Person must forward to the Compliance Department an attestation, signed by the registered adviser, confirming that the Access Person and/or the owner of the account for which the Access Person has a Beneficial Interest, do not take part in the selection of securities other than through investment specifications contained in the investment policy statement.

b. Mutual funds only accounts for which StonePine does not act as an investment adviser or sub-adviser ("Reportable Funds").

i.	These include accounts, registered or not, with a mutual fund dealer, bank, or insurance company. A "mutual funds only account" may only hold funds or securities that are not Reportable Funds. Thus, trades made on such funds are not subject to the pre-clearance procedure. However, should a mutual fund held in your account be (or become) a Reportable Fund then the account is (or will be) considered a Reportable Account. Further, should the account become capable of holding any other security (even if it does not hold such security), it will be considered a Reportable Account and will be subject to initial and on-going Reporting Procedures.

c. A Simplified Pension Plan, Defined Benefit Pension Plan, Defined Contribution Pension Plan or other group plan which is sponsored by the current or prior employer of your spouse or (common-law) partner, child or stepchild, or other family member living in the same household, if not invested in Reportable Funds.

6.	Exempt Securities

Securities Exempted from the Pre-Clearance are:

a.	A fund which is not a Reportable Fund;

b.	A Reportable Fund if the transactions are executed in either one of the accounts described in the above subparagraph (5) (a);

c.	Securities issued or guaranteed by the Government of Canada, or the government of any province in Canada;

d.	Securities issued or guaranteed by sovereign government, such as the United States, United Kingdom, Germany, Japan, France and Italy;

e.	Guaranteed investment certificates, certificates of deposit and other deposits with financial institutions;

f.	Short term debt securities maturing in less than ninety-one (91) days from their date of issue;

g.	Options, futures or other derivatives based on any broadly based liquid market indices including commodities indices;

h.	Any securities held in an account managed on a discretionary basis, as defined under (5) (a).

Securities Exempted from Initial and On-going reporting procedures are:

a.	Direct obligations of the Government of the United States;

b.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	Shares issued by money market funds;

d.	Shares issued by open-end funds other than Reportable Funds; and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

For greater clarity, the following are examples of non-exempt securities, i.e., those that are subject to the pre-clearance and initial and ongoing reporting procedures (excluding securities held in an account managed on a discretionary basis), the "Reportable Securities":

• Corporate bonds;

• Municipal bonds;

• Stocks;

• Convertible securities;

• Preferred shares;

• Single stock futures and all other derivatives;

• Reportable Funds;

Securities Exempted from the Pre-Clearance but not from the Ongoing Reporting Procedures

a.	The result of a corporate action (such as a stock split or share for share exchange following a merger/amalgamation or a reorganization) or expiry of a right (involuntary trades);

b.	Automatic dividend reinvestment plans or share purchase plans made using the revenue generated from the existing investment (including reinvestments in Reportable Funds);

c.	When an option is closed out as a result of action by a counterparty to exercise an option previously sold in an account (i.e. the option is assigned);

d.	Securities resulting from subsequent purchases made under a pre-authorized chequing plan or from subsequent redemptions made under an automatic withdrawal deposit plan.

7. Reporting Requirements

All Access Persons must comply with the following requirements:

a.	Initial List of Holdings (initial reporting)

No later than ten (10) calendar days after an individual becomes an Employee or is deemed to be an Access Person by the Compliance Department and before any personal trade is conducted, they must provide a complete list of Reportable Accounts and a complete list of the Reportable Securities for all Reportable Accounts. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Account statement(s) issued for the period prior to the start of employment or mandate shall be provided to the Compliance Department. The same goes for mutual fund only accounts for which StonePine does not act as an investment adviser or sub-adviser or investment fund manager or portfolio manager (as defined by Canadian laws). As for accounts managed on a discretionary basis by a duly registered adviser, no account statement shall be provided as long as an attestation by the registered adviser confirming the discretionary status of the account is included in the initial compliance certificate.

In addition, any accounts opened during the person's employment or mandate must also be promptly disclosed to the Compliance Department.

b.	Trade Confirmations and Account Statements (ongoing reporting)

Access Persons shall be responsible for disclosing to the Compliance Department, regularly and within the prescribed timeline, each Reportable Account statement issued by their dealer/broker.

c.	Quarterly Transactions Reports

No later than thirty (30) calendar days after the close of the calendar quarter, Access Persons must file a quarterly compliance certificate with the Compliance Department, which includes a transaction report.

d.	Annual Report of Accounts and Holdings

Access Persons shall provide a report to the Compliance Department within thirty (30) calendar days following calendar year end, in the form of a fourth quarter compliance certificate. The information on the certificate shall reflect the Reportable account(s) and Reportable Securities covered by this Policy, and as detailed in the December 31st statement(s) of each dealer/broker. The information must be current as of a date no more than 45 days prior to the date the report is submitted.

e.	Exceptions

The CCO or the CEO & CIO may make an exception, at their discretion, on a case by case basis, for account(s) held by spouses or (common-law) partners, children or stepchildren or other family members living in the same household as the Access Person where the Access Person provides certification to the effect that they have no interest in the account(s) and do not influence trading or investment strategy of the account(s) in question. The Compliance Department will require the owner of the account(s) for which the Access Person has a Beneficial Interest to provide a similar acknowledgment. These acknowledgments shall have to be signed initially and then on an annual basis. It is important to note that, transactions may still require pre-clearance and reporting for such accounts.

f.	Content of Holdings Report

Each holdings report (initial, quarterly and annual) must contain, at a minimum:

i.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

ii.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

iii.	The date the access person submits the report.

g.       Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

i.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date the access person submits the report.

8. Pre-Clearance Procedure

All trades must be authorized beforehand except for the exemptions listed under subsection (6).

a.	An Access Person must obtain the prior written consent of the Compliance Department. All Access Persons must complete a "Trade Approval Request". A reply by the Compliance Department will be sent by e-mail generally within 48 business hours. The effective date of the authorization will be specified in accordance with the provisions of the Policy;

b.	Trades in each account must be pre-cleared separately. However, a single transaction preclearance may be used to cover multiple trades of the same security on the same day in the same account;

c.	Personal trade approval requests will be approved by the Compliance Department based on the rules established in this Policy at the time of the approval;

d.	An approval will not be granted if the security is on the Restricted List;

e.	Where pre-clearance is granted, and the issuer is subsequently added to the Restricted List, the trade approval will be revoked. In such case, the Access Person will be notified of the revocation and must in turn immediately instruct their broker not to execute further trades. Trades made prior to being advised of the revocation in reliance on the initial trade approval will not violate the pre-clearance requirement except if, the facts and circumstances surrounding the transaction indicates the Access Person would have been knowledgeable about this impending restriction;

f.	Each trade in an account to buy, sell or exercise an option requires separate pre-clearance;

g.	All personal trade approval requests made by a Trader, Head of Research or a Financial Analyst will be disclosed to the CEO & CIO;

h.	If a Financial Analyst exercises investment or voting control over a security or if the issuer is currently under analysis, or the Financial Analyst wants to buy or sell a security of the same issuer held in clients' accounts or in Reportable Funds, the trading decision must be reviewed and confirmed in writing by the CEO & CIO. If the CEO & CIO is unavailable, the trading decision must be reviewed and confirmed in writing by the Head of Research;

i.	If an Account Manager intends to conduct personal trades and the security is one of an issuer who is also a client of theirs, they must obtain the prior approval of the CCO, or in the absence of the CCO, prior approval of the CEO & CIO is required;

J.	If the CEO & CIO intends to conduct personal trades, they must obtain the prior approval of the CCO.

k.	If the CCO intends to conduct personal trades, they must obtain the prior approval of the CEO & CIO, or in the absence of the CEO & CIO, prior approval of the Head of Research is required;

1.	If an Employee of the Compliance Department intends to conduct personal trades, they must obtain the prior approval of the CCO (or designee(s)), or in their absence, prior approval of the CEO & CIO is required;

m.	Unless otherwise specified, a trade approval request expires one trading day following the day on which approval has been provided. However, if the trade approval request was approved outside of market hours where the security is traded, then the approval would be granted only for the next trading period. If the transaction is not (fully) executed during this period, a new trade approval request shall be submitted;

n.	All prior approval requests and resulting approvals shall be documented in a confidential log maintained by the Compliance Department;

o.	No sale of a security will be approved unless it was held for a minimum period of thirty (30) calendar days from the date of the purchase;

P.	An approval will be granted if there is no likelihood that the trade is contrary to the best interest of the Funds or clients and if no purchase or sale of any security of the issuer took place within the last seven (7) trading days and if there are no ongoing outstanding trading programs;

q.	Despite paragraph (p), an approval will be granted if the transaction involves a trade that meets the De Minimis Rule. More specifically, the De Minimis Rule involves a transaction where:

i.	the transaction is in a large capitalization equity security whereby the market capitalization of the said security is at least $2.5 billion USD or equivalent; or

ii.	the equity security (e.g. stocks, American Depositary Receipts (ADRs), etc.) does not fall under the description pursuant to subparagraph (q) (i), the transaction would not represent more than 1% of the average trading volume of the said security over the preceding five (5) trading days; or

iii.	the transaction is a fixed income security not covered under any exemptions in subsection (5) and the total dollar value of the transaction for the said security does not exceed $15,000 USD or equivalent over a five (5) trading day period.

Access Persons should be reminded that despite the exemption being granted due to the De Minimis Rule, the transaction still needs to be pre-cleared.

r.	Regarding the pre-clearance of personal trades in Reportable Funds:

i.	Where the size of the trade represents less than 0.05% of the total assets of the Fund and there is no reason to believe that the trade would cause harm to the remaining unitholders or conflicts with the interest of our clients, the trade approval request will generally be approved; and

ii.	If the Access Person trading in the Reportable Fund is a member of the investment team responsible for the Fund, an additional approval from the CEO & CIO of the Access Person and from the CCO will be required, or in their absence the Head of Research; or

iii.	Where the size of the trade represents greater than 0.05% of the total assets of the Reportable Fund, the CEO & CIO in conjunction with the CCO, or in their absence the Head of Research, will determine if the trade can be approved.

In cases where an Access Person has been denied approval to complete a transaction, such person may not encourage another one to complete such transaction. An Access Person may not transfer information in their possession pertaining to the transaction if the procurement of such information may cause other persons to complete the said transaction.

9. Trading Exemptions

Exemptions may be allowed on a case-by-case basis by the CCO or the CEO & CIO if:

a.	the Policy requirements result in undue hardship to an Access Person or to a person for which the Access Person has a Beneficial Interest in their account; and

b.	the trade does not conflict with the interests of clients or Funds or be contrary to any other legal or ethical obligations of StonePine or its Access Person.

Exemption from the Policy must be applied for in writing and the reasons for granting any exemption shall be duly documented

10. Excessive Trading

While frequent personal trading may not in and of itself raise issues under applicable laws and regulations, a very high volume of personal trading can be time consuming and can increase the risk of actual conflicts or the appearance of conflicts with clients' or Funds' portfolio transactions. StonePine strongly discourages unusually high levels of personal trading activity. The Compliance Department will monitor for excessive personal trading in Reportable Accounts and, if a pattern of excessive trading is identified, the CCO will take appropriate action under StonePine's Code of Conduct and under Section (11) and Section (12) of this Policy.

11. Enforcement of the Policy: Responsibilities of the Compliance Department

The Compliance Department is empowered with the responsibility of enforcing the Policy. It conducts reviews of personal trading activity and reporting. It reconciles the trading as reflected on trade confirmations and/or account statements with pre-clearance information. It also monitors inappropriate trading activity and potential personal trading violations. Results from the reviews and violations are reported to StonePine's CCO or designee.

The Compliance Department will ensure that all personal information received is kept confidential and will only be disclosed when required by securities regulators or other competent legal authorities or in the course of their administration of the Policy.

12. Enforcement of the Policy: Policy Violations

Employees must report any violations of this Policy which come to their attention to the Compliance Department or the CCO. If an Access Person breaches any of the provisions of this Policy, knowingly or unknowingly, they may be issued a written warning or reprimand, have their employment responsibilities revised, be required to reverse the personal trade and donate to charity any trading profits, or be suspended, even terminated. They may also face additional punishment under Canada, United States or United Kingdom's securities laws.

For failure to obtain pre-clearance, the CCO may consider:

a.	whether the trade would have been approved if pre-clearance had been requested;

b.	whether the trade was in actual conflict with any client or Fund trades; and

c.	whether there is any pattern of non-compliant personal trading by the person.

Other non-compliant activity may include making prohibited investments, maintaining undisclosed accounts, and front-running of client or Fund orders.

13. Policy Administration

The Policy shall remain in force until such time as it is amended. The Policy will be reviewed on a regular basis. All required changes shall be approved in writing by the CCO who will ensure to communicate the latter to all Access Persons, in writing and in a timely manner.

F. EXTERNAL ACTIVITIES & CONFLICT OF INTEREST POLICY

All Employees are subject to this External Activities and Conflicts of Interest Policy. In order to ensure the Firm is properly monitoring all conflicts of interest, Employees must complete a Compliance Certificate, disclosing any Outside Business Activities or other potential conflicts of interest. Employees must complete and submit an initial Compliance Certificate within 10 days of the Employee's date of hire and quarterly thereafter.

1. Outside Business Activities

An Employee's service on a board of directors of an outside company, as well as any other outside activities generally, could lead to the potential of conflicts of interest and insider trading problems and may otherwise interfere with an Employee's duties to the Firm. Accordingly, Employees must obtain prior authorization from the CCO prior to engaging in any Outside Business Activity.

Outside Business Activity is defined as any services you perform for any entity other than the Firm (including both commercial and non-profit organizations), especially, but not limited to, any entity from which you:

• Receive compensation;

• Take an active role in making management decisions;

• Serve as an officer, director, or general partner;

• Provide advice about investments; and/or

• Spend a substantial amount of time engaging in such outside activities

In order to obtain prior authorization, Employees must report all Outside Business Activity to the CCO. The CCO or his/her designees will review the reported Outside Business Activity and authorization to engage in such activities will be granted on a case-by- case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

If an Employee receives approval to engage in an Outside Business Activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO. If the Employee ceases engaging in an approved Outside Business Activity or if there is a material change in the Employee's roles and responsibilities in connection with such Outside Business Activity, the Employee is responsible for reporting such change to the CCO.

Employees must report all Outside Business Activity as part of the Firm's Compliance Certificate. An initial Compliance Certificate must be submitted within 10 days of the Employee's date of hire and on a quarterly basis thereafter.

2. Family Member Conflicts of Interest

In addition to reporting Outside Business Activities, Employees must also disclose any potential conflicts of interest arising out of familial relationships. Specifically, Employees must disclose whether:

• The Employee's Spouse or any Immediate Family currently conduct business with the Firm

• The Employee's Spouse or any Immediate Family currently works for a public company

This information is included on the Compliance Certificate. An initial Compliance Certificate must be submitted within 10 days of the Employees date of employee and quarterly thereafter.

3. Diversion of the Firm's Business or Investment Opportunities

An Employee may not acquire or receive personal gain or profit from any business opportunity that comes to his or her attention as a result of his or her association with the Firm and in which he or she knows that the Firm might be expected to participate or have an interest, without:

• Disclosing in writing all necessary facts to the CCO;

• Offering the particular opportunity to the Firm; and

• Obtaining written authorization to participate from Senior Management.

4. Loans

No Employees may borrow from or become indebted to any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

No Employee may use the Firm (or its affiliates') name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

5. Dealings with Government and Industry Regulators

The Firm forbids payments of any kind by the Firm, its Employees, or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of receiving favorable consideration.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries involving the Firm. Employees are expected, if requested, to provide the Firm with reasonable assistance, including, but not limited to, meeting or consulting with the Firm and its representatives, reviewing documents, analyzing facts, or appearing or testifying as witnesses or interviewees.

6, Use of Firm Property

No Employee may utilize property of the Firm, or utilize the services of the Firm, or its Employees, for his or her personal benefit or the benefit of another person or entity, without written approval of Senior Management. For this purpose, "property" means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

7, Protection of the Firm's Name

Employees should at all times be aware that the Firm's name, reputation and credibility are valuable assets that must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized or inappropriate use of the Firm's name.

8. Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in, or threatened with, litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

9. Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Firm (or its affiliates) and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Employee's previous employment agreement, and any prior political contributions made by the Employee.

10. Political Contributions

Employees are not permitted to make or solicit any political contributions.

G. GIFTS AND ENTERTAINMENT POLICY

As a fiduciary, the Firm must act in the best interest of its clients. At times, the unmonitored giving or receiving of gifts and entertainment may create an appearance that the Firm and its Employees make decisions for clients that are based on personal, rather than client, benefit. Employees are responsible for complying with this policy. The Compliance Department is responsible for oversight of this policy.

In general, Employees may not accept a gift or receive entertainment from, or give a gift or provide entertainment to, any individual, enterprise, or organization that conducts or seeks to conduct business with the Firm, or that competes with the Firm, unless all of the following criteria are satisfied:

•	The receipt or provision of the Gift or Entertainment is consistent with good business practices

•	The Gift or Entertainment could not be construed as a bribe, would not corrupt the judgment of the recipient, and does not obligate the recipient in any way

•	Public disclosure of the gift or entertainment would not embarrass the Firm

•	The Gift or Entertainment is not in the form of cash or its equivalent

•	The Gift or Entertainment was not solicited by the recipient

Employees must always avoid any activity that gives rise to a question whether the Firm's objectivity as a fiduciary has been compromised. Even if an actual conflict of interest does not exist, the mere appearance of a conflict may result in clients' loss of confidence. As such, in addition to the above-listed general principles, Employees must comply with all restrictions and reporting obligations below.

1. Employees' Receipt and Provision of Gifts

A "Gift" is an item of any value that a third party provides (or an Employee provides to a third party) that has a direct or indirect existing or potential business relationship with the Firm, where the giver of the item of value does not participate in the enjoyment or consumption of the items. Examples of a Gift include fruit or candy or similar items sent around the holidays to an Employee, tickets to a sporting event for an Employee, flowers sent as an expression of "get well," or lunches brought to the Firm's office by service providers for an Employee.

No Employee may receive a Gift from or provide a Gift to any person or entity with which the Firm does business if such Gift would violate any of the above-listed general principles. For all other Gifts, the following requirements and reporting obligations apply:

•	Gifts Given and Received over $250 Require Pre-Clearance. Employees must seek preclearance from the Compliance Department to accept or provide Gifts with a known or estimated value over $250 (either one single gift, or in aggregate on an annual basis from a single individual or entity). The value of a gift is the market value. When the market value is unknown, Employees should provide their best estimate. Employees must submit the pre-clearance request electronically. The Firm expects that it will bear the costs of Employee travel and lodging associated with conferences, research trips and other business-related travel. If these costs are borne by a person or entity other than the Firm, they should be treated as Gifts to the Employee.

•	Gifts Given or Received by Registered Representatives. Employees who serve as a Registered Representative are subject to additional FINRA rules with respect to giving or receiving Gifts, which require a lower threshold limit for Gifts. Specifically, FINRA Rule 3220 prohibits Registered Representatives from giving or receiving anything of value in excess of $100 per year to any person, principal, proprietor, employee, agent, or representative of another person, where such item is in relation to the business of the Firm.

The $100 limit is based on a calendar year and must be aggregated on a per-individual basis. The following examples illustrate how the policy should be applied. The examples are based on the following fact pattern:

Rep A and Rep B are both Registered Representatives at the Firm. The Firm conducts business with Service Provider X. Contact Y and Contact Z are employees of Service Provider X.

o	Example 1: Rep A gave Contact Y a gift valued at $80 in March. In the same calendar year, Rep B wants to also give Contact Y a gift. In order to comply with the annual gift limits, Rep B must limit the value of the Gift to no more than $20.

o	Example 2: Rep A and Rep B want to also send the Gifts in Example 1 to Contact Z. The fact that Rep A and Rep B have already met the $100 limit for Contact Y does not prohibit Rep A and Rep B from providing Gifts to Contact Z. The Gifts to Contact Z will not violate the policy, as long as they do not exceed an aggregate value of $100 for the calendar year.

o	Example 3: Contact Y gave Rep A gift valued at $80 in March. In the same calendar year, Contact Z wants to also send a Gift to Rep A. If Contact Z sends this Gift, Rep A will only be permitted to accept it if it is valued at $20 or less.

o	Example 4: Contact Y and Z want to also send the Gifts in example 3 to Rep B. The fact that Rep A has already met the limit for Gifts from any employees at Service Provider X, does not prohibit Rep B from accepting Gifts from any employees at Service Provider X. As such, Rep B is permitted to accept a Gift from Contact Y and Contact Z, as long as the total aggregate value does not exceed $100 for the calendar year.

Because Gift values must be aggregated, Registered Representatives are required to obtain preclearance prior to giving any Gifts, regardless of value. All other reporting requirements apply.

•	Personal Gifts Given or Received by Clients Who Are Friends and Family Do not Need to be Reported or Pre-cleared. Gifts that are given or received for life events (e.g. baby showers, weddings, anniversaries, and graduations), major holidays and birthdays do not need to be reported or pre-cleared in instances where the third party is a long standing friend or relative, as long as it is in the context of the personal relationship and not in the context of a business relationship and the giver incurs the expense personally. If the cost of the gift given by an Employee is incurred by the Firm, the exclusion does not apply.

Additional restrictions apply with respect to Gifts received or given to Government Officials. Refer to Section G (3) for more details.

2. Employees' Receipt and Provision of Entertainment

The term "Entertainment" is distinguished from Gifts, in that Entertainment refers to items of value that are given to a recipient with the intent that the giver will participate with recipient in the enjoyment of the item. Examples include a sporting event or meal where the person or entity providing such activity will be present.

Entertainment is only appropriate when used to foster and promote business relationships with the Firm. No Employee may provide or accept extravagant or excessive Entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the firm. Employees may provide or accept a business Entertainment event, provided that the Entertainment is of reasonable value. Additional pre-clearance and reporting requirements may apply:

•	Entertainment Given or Received over $250 Require Pre-Clearance. Employees must seek pre-clearance from the CCO to accept or provide Entertainment that will or is likely to exceed $250 per recipient. The value of the event is the higher of the actual cost or market value. When the value is unknown, Employees should provide their best estimate. Pre-clearance is not required when Employees are invited to events which are not planned in advance and the timing of the event does not allow for the submission of a timely pre-clearance request. All such events must however be reported in accordance with the reporting requirements below.

•	Entertainment Given or Received over $100 Must be Reported. Employees must report to the Compliance Department all Entertainment that is received or given when the value of the Entertainment is above a $100.00 de minimis threshold. Any Entertainment given or received that is above the $100.00 threshold is considered reportable and must be disclosed. This applies regardless of whether the Entertainment falls under the $250 threshold required for preclearance. Lunches and other meals provided to clients or other third parties on the Firm's premises do not need reporting. Entertainment should be reported to the Compliance Department within two weeks following the event.

•	Events involving Friends and Family Do not Need to be Reported or Pre-cleared. Events such as birthdays and weddings and other similar life events do not need to be reported or pre-cleared in instances where the third party is a long standing friend or relative, as long as the event occurs in the context of the personal relationship and not in the context of a business relationship and the host incurs the expense of the event personally. If the cost of the event is incurred by the Firm, the exclusion does not apply.

3. Government Officials, ERISA, State and Local Pension Plans, Union, and Taft- Hartley Accounts

Notwithstanding the above, the Firm and its Employees are prohibited from giving or receiving any Gifts or Entertainment to any U.S or foreign government official, or representatives of ERISA accounts, union accounts, state and local pension plans or Taft-Hartley accounts, unless such Gifts or Entertainment are approved by the CCO or the CCO's designee. No exceptions apply.

4. Recordkeeping and Violations

The Firm will maintain a log of all reports or requests under this policy. The CCO may require any Gift in violation of this policy be returned to the provider or any Entertainment expense provided in violation of this policy be repaid by the Employee.

H. DEFINITIONS

•	Access Person — An employee of StonePine (an "Employee", "you" or "your"), or any other person considered as such by the Compliance Department, who has, or is able to obtain access to non-public information on portfolio holdings and strategies, trading activities or ongoing investment Funds or who is involved in making securities recommendations to clients or who access to non-public securities recommendations.

•	Account Manager — A person who manages business relationships with clients.

•	Advisers Act — Investment Advisers Act of 1940, as amended.

•	Automatic Investment Plan — A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	Beneficial Interest — Has the meaning set out in Section E. (4)

•	CEO & CIO — The Firm's Chief Executive and Investment Officer.

•	CCO — The Firm's Chief Compliance Officer.

•	Compliance Department — The CCO and any employees reporting to the CCO and/or the Firm's General Counsel, such as employees holding the following, or similar titles: Compliance Officer; Compliance Associate, Paralegal; Compliance Analyst; Associate General Counsel; or Senior Associate General Counsel.

•	De Minimis Rule - Has the meaning set out in Section E. (8)

•	Employees — The Firm's officers, principals and employees (including interns).

•	Entertainment — An item of value that a third party provides (or an Employee provides to a third party), where the giver intends to participate in the enjoyment of the item with the recipient. Examples are provided within the Gifts and Entertainment Policy.

•	ERISA — The Employee Retirement Income and Savings Act of 1974, as amended.

•	Exempt Account — has the meaning set out in Section E. (5)

•	Exempt Security — has the meaning set out in Section E. (6)

•	Federal Securities Laws — The Federal Securities Laws includes the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	Fund or Reportable Funds - means any fund, e.g. open-end or closed-end mutual funds (including broadly based market Exchange Traded Funds ("ETFs")), segregated funds and pooled funds, for which StonePine serves as an investment adviser or sub-adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with StonePine. They are commonly known as a "StonePine Fund" or a "Fund managed by StonePine on behalf of a client".

•	Gift - An item of value that a third party provides (or an Employee provides to a third party) where there is no business communication involved in the enjoyment of the gift. Examples are provided within the Gifts and Entertainment Policy.

•	Immediate Family — An Employee's spouse, child, step-child, grandchild, parent, step- parent, sibling, son/daughter-in-law, or brother/sister-in-law (this definition includes adoptive relationships).

•	Investment Company Act — The Investment Company Act of 1940, as amended.

•	Insider Trading — Trading personally or on behalf of others on the basis of Material Non- Public Information, or improperly communicating Material Non-Public Information to others.

•	IPO — An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•	Manual—The Compliance Manual adopted by the Firm. This include the Compliance Manual and all appendices to the Compliance Manual.

•	Material Non-Public Information — Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Consult the Firm's CCO if you are unsure whether information constitutes Material Non-Public Information.

•	Reportable Account — has the meaning defined in Section E. (4)

•	Reportable Security — has the meaning defined in Section E. (6)

•	Restricted List — List of securities for which StonePine holds material non-public information

•	Security — Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "Security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing. Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws should be directed to the CCO.

•	SEC — The Securities and Exchange Commission.

•	Securities Act — The Securities Act of 1933, as amended.

•	Senior Management — The CEO & CIO and/or the Firm's Board of Directors.